Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference in the Registration Statement on Post Effective Amendment No. 1 to Form S-4 on Form S-3 (No.333-160870) to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 9, 2011 on the financial statements of ARMOUR Residential REIT, Inc. as of December 31, 2010 and 2009 and for each of the years in the three year period ended December 31, 2010 included in the annual report on Form 10-K filed to be filed on or about March 10, 2011.

/s/ EisnerAmper LLP

New York, New York

March 9, 2011